Exhibit 10.9

CONSULTANT AGREEMENT

THIS AGREEMENT IS MADE EFFECTIVE as of December 02, 2020 (the “Effective Date”).

AMONG

SNOW LAKE RESOURCES LTD., a company having an address at 2200 - 201

PORTAGE AVENUE, WINNIPEG MB R3B 3L3

Email: Louie@novaminerals.com.au

(“SLR” or the “Company”)

AND

Derek Knight., a person having an address at 522 Ryerse Blvd, Simcoe Ontario N3Y 4K2

Email:  derek@surgewealth.com

(“Derek” or the “Consultant”)

WHEREAS:

A. SLR is a minerals exploration and development company, with 100% interest in the Thompson Bros Lithium Project located in Manitoba, Canada (the “Property”).

B. SLR desires to engage Derek as a Consultant, on a non-exclusive basis, to source, identify and secure Parties (as defined below)

C. Derek has previously held the role of CEO of Snow Lake Resources for a period of two years, and has the necessary skills and knowledge of the Company to assist in it’s development.

D. The Company has agreed to pay Derek a “Consultant fee” on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, Derek and SLR hereto covenant and agree each with the other as follows:

1. INTERPRETATION

1.1 In this Agreement, the following terms have the following meanings:

(a)	“Affiliate” means one person is an affiliate of or affiliated with another person or party, if one of them is the subsidiary of the other or both are subsidiaries of the same person or each of them is controlled by the same person, and if two persons are affiliated with the person at the same time, they are deemed to be affiliated with each other;

(b)	“Confidential Information” means all confidential information, in whatever form communicated that SLR discloses to Derek in connection with this Agreement, including the existence and terms of this Agreement, whether provided before or after the date of this Agreement, and any information provided to SLR by third parties under circumstances in which SLR has an obligation to protect the confidentiality of such information;

2. SERVICES

2.1 The Company hereby engages Derek, on a non-exclusive basis (the “Engagement”), to act as a Consultant to SLR (the “Services”). Derek agrees to accept instructions from Philip Gross, Avi Kimelman and the board of SLR on behalf of SLR in connection with the provision of the Services.

2.2 Derek will provide all services relating to being a consultant of the Company (Services), which include without limitation:

(a)	to assist the CEO, in conjunction with the Board, the development of the Company’s strategy;

(b)	to assist the CEO and oversee the implementation of the Company’s long and short-term plans in accordance with its strategy;

(c)	to work with the CEO to ensure that expenditures of the Company are within the authorized annual budget of the Company;

(d)	to ensure that the Company maintains high standards of corporate citizenship and social responsibility wherever it does business;

(e)	to keep abreast of all material undertakings and activities of the Company and all material external factors affecting the Company and to ensure that processes and systems are in place to ensure that the CEO and management of the Company are adequately informed;

(f)	to ensure that the and Directors are properly informed, and that sufficient information is provided to the Board to enable the Directors to form appropriate judgments;

(g)	to request that special meetings of the Board be called when appropriate;

(h)	in concert with the CEO, to determine the date, time and location of the annual meeting of shareholders and to develop the agenda for the meeting;

(i)	to abide by specific internally established control systems and authorities, to lead by personal example and encourage all employees to conduct their activities in accordance with all applicable laws and the Company’s standards and policies.

2.3 Derek further undertakes and agrees to keep Philip Gross, Avi Kimelman and the Board of SLR fully informed at all times of all strategies, developments and discussions in relation to any proposed Investments and/or Transaction(s) or otherwise affecting SLR and acknowledges that no initiative relevant to the Engagement will be taken without the prior written consent of SLR.

3. COMPENSATION AND FEE

3.1 Derek and SLR agree that SLR shall pay to Derek a monthly recurring fee (the “Consultant fee”) as follows:

(a)	Within 30 days of signing this agreement, a signing fee (the “signing fee”) of $7,500 CAD in cash (excluding HST) as a one - time payment;

(b)	Starting January 1st, 2021 $5,000 CAD in cash (excluding HST) as a retainer (the “Retainer”) payable in advance of the month to be performed, and recurring monthly.

(c)	with respect to further remuneration,

(i)	An Options package to be determined by the Board of Directors.

4. EXPENSES

Derek shall be reimbursed for all reasonable traveling and other out of pocket business expenses actually and properly incurred in connection with the performance of the Services hereunder. For all such expenses Derek shall furnish to the Company an itemized invoice, detailing the expenses incurred, including receipts for such expenses on a monthly basis, and upon approval by the Company, the Company will reimburse Derek within fourteen (14) days of receipt of Derek’s invoice for all appropriate invoiced expenses. All expenses proposed to be incurred by Derek in an amount exceeding A$1,000 in the aggregate must be pre-approved by the Company in writing.

5. CONFIDENTIAL INFORMATION

5.1 The consultant:

(a)	may use Confidential Information only for the purposes of performing the Services; and

(b)	must keep confidential all Confidential Information except:

(i)	for disclosure permitted under clause 5.3; and

(ii)	to the extent (if any) the Contractor is required by law to disclose any Confidential Information.

5.2 The consultant must disclose to the Company as soon as reasonably practicable of any suspected or actual unauthorised use, copying or disclosure of Confidential Information.

5.3 The consultant may disclose Confidential Information to:

(a)	persons specifically approved by the Company;

(b)	persons who have a need to know for the purposes of this Agreement (and only to the extent that each has a need to know) provided that the consultant has directed them to keep confidential all Confidential Information.

5.4 Upon the termination of this Agreement, or at any time upon the written request of the Company (at its absolute discretion), the consultant must, subject to clause 5.5:

(a)	deliver to the Company any Confidential Information in the consultants possession or control that is reasonably capable of being delivered;

(b)	irretrievably delete, erase or otherwise destroy all Confidential Information in the Contractor’s possession or control that is not capable of delivery to the Company, including that contained in computer memory, magnetic, optical, laser, electronic or other media, and confirm in writing to the Company that it has done so; and

give a full written account to the Company concerning Confidential Information that was at some time in the possession or control of the consultant and was not returned to the Company in accordance with this clause 5 or confirmed in writing to the Company as having been irretrievably deleted, erased or otherwise destroyed in accordance with this clause 5

5.5 Provided that the consultant continues to comply with its obligations under this clause 5, the consultant may retain any Confidential Information that:

(a)	is included in any board minutes of the Company;

(b)	the consultant is required to retain under any applicable law or regulatory requirements; or

(c)	the consultant is required to retain to comply with any legitimate audit policies.

5.6 The consultant acknowledges that:

(a)	the Confidential Information is secret and highly confidential to the Company;

(b)	that breach of its obligations under this clause 5 could cause considerable commercial and financial detriment to the Company;

(c)	damages alone are unlikely to be an adequate remedy in respect of any breach of the consultant’s obligations under this clause 5; and

(d)	accordingly, in addition to other remedies that may be available, the Company may seek the immediate granting of injunctive or other equitable and/or interlocutory relief to protect the Company’s rights and interest in the Confidential Information against any actual or potential breach of this clause.

5.7 The provisions of this clause 5 will remain in force following the termination of this Contract until such time as the information no longer constitutes Confidential Information.

6. TERM AND TERMINATION

6.1 The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on the earlier of:

(a)	Either party may terminate this Contract without cause with thirty (30) days’ written notice to the other party, in which event this Contract will terminate upon the expiration of that period of that thirty (30) days.

(b)	At the Companies sole discretion, it may terminate the contract immediately and supply the contractor with 30 days pay.

(c)	Upon a date specified and agreed upon by both parties in writing.

7. INDEPENDENT CONTRACTOR

7.1 Derek is not an employee of the Company. Derek understands and agrees that Derek’s relationship to the Company is one of an independent contractor.

7.2 Derek acknowledges and agrees that he shall be responsible for payment to the proper authorities of any and all income taxes, employment insurance premiums, pension/retirement plan contributions and Workers’ Compensation insurance premiums in respect of the remuneration paid hereunder.

8. INVALID PROVISIONS.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions or of the same provision as applied to any other fact or circumstance and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable, as the case may be.

9. GENERAL

9.1 Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement.

9.2 The recitals to this Agreement constitute a part of this Agreement.

9.3 This Agreement constitutes the entire Agreement between Derek and SLR in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

9.4 Derek and SLR hereto shall execute and deliver all such further documents and instruments and do all such acts and things as may be reasonably required in order to carry out the full intent and meaning of this Agreement.

9.5 This Agreement shall be subject to, governed by, and construed in accordance with the laws of Ontario.

9.6 This Agreement may be signed by Derek and SLR by facsimile or other electronic means and in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

DEREK KNIGHT.		SNOW LAKE RESOURCES LTD.
By an authorized signatory		By an authorized signatory

Per:	/s/ Derek Knight	Per:	/s/ Philip Gross
Name:	Derek Knight	Name:	Philip Gross
Title:		Title:	CEO